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                                                                  Exhibit (a)(9)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 13, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by BT Alex. Brown Incorporated (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               PROXIMA CORPORATION
                                       AT
                              $11.00 NET PER SHARE
                                       BY
                              BD ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                     ASK ASA

      BD Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of ASK asa, a corporation organized under the laws of the Kingdom of Norway ("Parent"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Proxima Corporation, a Delaware corporation (the "Company"), for $11.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 9, 1998, UNLESS THE OFFER IS EXTENDED.



      The Offer is being made pursuant to an Agreement and Plan of Merger, dated March 8, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent or any of its subsidiaries or by the Company as treasury stock and Shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be canceled and retired and converted into the right to receive the Offer Price, in cash payable to the holder thereof without interest.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS BY A UNANIMOUS VOTE OF THOSE PRESENT DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN, IN ACCORDANCE WITH THE TERMS OF THE OFFER AND PRIOR TO THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS (TOGETHER WITH ANY SHARES OF COMMON STOCK PURCHASED BY THE PURCHASER UNDER THE OPTION AGREEMENT) AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE PURCHASER WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY TENDERED SHARES UNTIL THE EXPIRATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE. As used herein "fully diluted basis" takes into account the conversion or exercise of all outstanding options (other than the Option (as defined below)) and other rights and securities exercisable or convertible into shares of Common Stock. If at any scheduled expiration date of the Offer, the Minimum Condition or any other condition of the Offer has not been satisfied or waived by the Purchaser, at the written request of the Company delivered no later than the scheduled expiration date of the Offer, the Purchaser is required to extend the Offer from time to time for one or more periods of not more than five business days each, but in no event later than May 5, 1998.

      As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Purchaser, Parent and the Company entered into an Option Agreement, dated March 8, 1998 (the "Option Agreement"), pursuant to which, upon the terms set forth therein, the Company granted to the Purchaser an irrevocable option (the "Option") to purchase up to an aggregate number of shares of Common Stock that equals 19.9% of the aggregate Shares then outstanding at a purchase price per Option Share equal to the Offer Price, subject to the terms and conditions set forth in the Option Agreement. The Option will expire on the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to certain sections thereof and (iii) to the extent no written notice to exercise the Option has been given by the Purchaser, three months after any other termination of the Merger Agreement.

      As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement, all of the Company's current directors (the "Stockholders"), who have voting power and dispositive power with respect to an aggregate of 219,796 Shares, concurrently with the execution and delivery of the Merger Agreement entered into a Stockholders Agreement, dated March 8, 1998 (the "Stockholders Agreement"), with Parent and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to (i) tender the Shares held by them in the Offer, (ii) grant the Purchaser an option to buy the Shares held by them at any time after the Offer is consummated and prior to the termination of the Stockholders Agreement and (iii) grant Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and against any action or agreement that would impede, interfere with or prevent the Merger. With certain exceptions, all of the rights and obligations of the parties under the Stockholders Agreement will terminate upon the earlier of (i) the acquisition by Parent, through Purchaser or otherwise, of all of the Shares, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time.

      For the purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as of and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of a Share pursuant to the Offer will be the highest per share consideration paid to any other holder of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 1998, as described in
Section 4 of the Offer to Purchase.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again by following one of the procedures described in Section 3 of the Offer to Purchase any time prior to the Expiration Date.

      The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, April 9, 1998, unless and until the Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, Beacon Hill Partners, Inc. (the "Information Agent"), the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension by no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

      The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at the respective addresses and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, Depositary and Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                           BEACON HILL PARTNERS, INC.
                                 90 Broad Street
                            New York, New York 10004
                          (212) 843-8500 (Call Collect)
                                       or
                          Call Toll-Free (800) 755-5001

                      The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED

                        101 California Street, 48th Floor
                         San Francisco, California 94111
                          (415) 544-2800 (Call Collect)
                                       or
                          Call Toll-Free (800) 334-2640

March 13, 1998